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                                                                    Exhibit 99

FOR IMMEDIATE RELEASE                        Contact: Donald J. Radkoski or
July 28, 2004                                         Mary Cusick (614) 491-2225

                         BOB EVANS FARMS, INC. ANNOUNCES
            $190 MILLION PRIVATE PLACEMENT OF UNSECURED SENIOR NOTES

COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) announced today that it completed a private placement of $190 million original principal amount of unsecured senior notes.

The notes were issued pursuant to a Note Purchase Agreement, dated as of July 28, 2004, with the purchasers of the notes. The notes were issued in four series, including $30 million original principal amount of Series A Notes which bear interest at 3.74 percent annually and mature on July 28, 2007; $40 million original principal amount of Series B Notes which bear interest at 4.61 percent annually and mature on July 28, 2010; $95 million original principal amount of Series C Notes which bear interest at 5.12 percent annually and mature on July 28, 2014; and $25 million original principal amount of Series D Notes which bear interest at 5.67 percent annually and mature on July 28, 2016. The notes are not convertible and may be prepaid in whole or in part at any time, subject to the payment of a make-whole amount described in the Note Purchase Agreement. The company and its subsidiaries are also subject to covenants, including financial covenants, customary for this type of transaction as described in the Note Purchase Agreement.

In connection with the company's recent acquisition of SWH Corporation (d/b/a Mimi's Cafe), the company borrowed approximately $183 million under a bridge loan agreement with National City Bank. The net proceeds of the offering of the notes will be used to repay in full the company's outstanding indebtedness under the bridge loan agreement and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities law and were offered in a private placement solely to accredited investors in reliance on Section 4(2) of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities law.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the notes. Additional information regarding the issuance of the notes can be found in a Form 8-K to be filed by the company with the Securities and Exchange Commission.


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Bob Evans Farms, Inc. owns and operates 559 Bob Evans Restaurants in 20 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States; nine Owens Restaurants in Texas; and 81 Mimi's Cafe restaurants in 10 states, primarily in California and other western states. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about the company, visit its Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas, accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe, unanticipated changes in business and economic conditions affecting Mimi's Cafe, as well as other risks previously disclosed in the company's securities filings and press releases.


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